Exhibit 99.3

Snowball Compounding Ltd.

c/o Synergy, Suite 22

Anas Ibn Malik Road, AlMalqa Dist.

Riyadh 13521 Saudi Arabia

T. +966 11 222 2210

SENT VIA EMAIL

The Children’s Place, Inc. 500 Plaza Drive Secaucus, New Jersey 07094 Attn: Board of Directors	February 14, 2024

Re:	Meeting Regarding Governance and Liquidity

Dear Members of the Board of Directors:

We write to you as the holders of approximately 54% of the outstanding common stock of The Children’s Place, Inc. (the “Company”), having also submitted to you on February 10, 2024, a notice of nomination of eleven new candidates for election to the board of directors of the Company.  In the interests of all of the Company’s stakeholders, we would like to meet with you as soon as possible so that we can discuss an orderly transition of the governance of the Company, as well as the provision of financing to assist the Company with its liquidity needs.  We look forward to your prompt reply.

Sincerely,

Mithaq Capital SPC

by:	/s/ Turki Saleh A. AlRajhi

Name: Turki Saleh A. AlRajhi

Title: Director

Snowball Compounding Ltd.

By: Mithaq Capital SPC, its sole stockholder

by:	/s/ Turki Saleh A. AlRajhi

Name: Turki Saleh A. AlRajhi

Title: Director